Exhibit 5.2

September 26, 2025

uniQure N.V.

Paasheuvelweg 25a

1105 BP Amsterdam

The Netherlands

RE:	uniQure N.V. Registration Statement on Form S-3ASR (File No. 333-284168)

Ladies and Gentlemen:

We have acted as U.S. counsel to uniQure N.V., a Dutch public company with limited liability (naamloze vennootschap) (the “Company”), in connection with the issuance and sale by the Company of 6,736,841 ordinary shares, EUR 0.05 nominal value per ordinary share, of the Company (the “Ordinary Shares”), which includes 947,368 Ordinary Shares that may be sold pursuant to the exercise of an option to purchase additional shares, pre-funded warrants to purchase up to 526,316 ordinary shares (the “Pre-Funded Warrants”), and the Ordinary Shares issuable upon exercise of the Pre-Funded Warrants, pursuant to the Underwriting Agreement dated September 25, 2025 (the “Underwriting Agreement”), by and between the Company and Leerink Partners LLC, as representative of the several underwriters named therein.

In connection with this letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the automatic Registration Statement on Form S-3ASR (File No. 333-284168) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on January 7, 2025, (ii) the preliminary prospectus supplement dated September 24, 2025, including the accompanying base prospectus dated January 7, 2025 (the “Base Prospectus”), filed pursuant to Rule 424(b)(5) promulgated under the Securities Act, (iii) the final prospectus supplement dated September 25, 2025, including with the accompanying Base Prospectus, which was filed by the Company on September 26, 2025, pursuant to Rule 424(b)(5) promulgated under the Securities Act (the “Prospectus”), (iv) the form of Pre-Funded Warrant, and (v) such other documents and records as we deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of the documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as certified, facsimile or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies. We have assumed that (i) the Company is incorporated and validly existing under the laws of the Netherlands, and (ii) the Company has all requisite power and authority, and has taken all necessary corporate action under the laws of the Netherlands, to execute and deliver, and to perform its obligations under, the Pre-Funded Warrants.

The enforcement of any obligations of the Company may be limited by bankruptcy, insolvency, reorganization, moratorium, marshalling or other laws and rules of law affecting the enforcement generally of creditors’ rights and remedies, including, without limitation, fraudulent conveyance and fraudulent transfer laws.

Our opinion is subject to the effects of general principles of equity (whether considered in a proceeding at law or in equity), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality and reasonableness, and the implied duty of good faith and fair dealing.

Morgan, Lewis & Bockius llp

One Federal Street Boston, MA 02110-1726	+1.617.341.7700
United States	+1.617.341.7701

September 26, 2025

With respect to the Pre-Funded Warrants, we have assumed that, as of each and every time any of the Pre-Funded Warrants are exercised, the Company will have a sufficient number of authorized and unissued Ordinary Shares available for issuance under its Articles of Association to permit full exercise of each of the Pre-Funded Warrants in accordance with their terms without the breach or violation of any other agreement, commitment or obligation of the Company.

Based upon the foregoing, we are of the opinion that, when the Pre-Funded Warrants are issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus, such Pre-Funded Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The opinion expressed herein are limited to the laws of the State of New York. We express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion.

We hereby consent to the use of this opinion as Exhibit 5.2 to the Current Report on Form 8-K for incorporation by reference into the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act and to the reference to us under the caption “Legal matters” in the Prospectus.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

Morgan, Lewis & Bockius LLP